 EXHIBIT 99.2

             Contact: Willis (Billy) C. Moore, III
                Executive Vice President and CFO
                (336) 316-5664

                bcmoore@unifi-inc.com
Unifi Announces Third Quarter Earnings

          GREENSBORO, N.C. - April 24, 2003 - Unifi Inc. (NYSE:UFI), today released operating results for its third quarter of fiscal year 2003.

          The Company announced net income of $1.1 million or 2 cents per share for the quarter ended March 30, 2003, a significant improvement on a net loss of $3.6 million or 7 cents per share for the prior year March quarter. The most recent quarter brings year-to-date net income to $3.3 million or 6 cents per share versus a net loss of $42.3 million, or 79 cents per share, including a charge for the cumulative effect of an accounting change of $37.9 million, or 71 cents per share, for the first nine months of fiscal 2002.

          Net sales for the March quarter were $219.6 million, up 2.9 percent compared to the $213.5 million in net sales for the prior year March quarter. Global sales volume during the March 2003 quarter are 8.2 percent higher than sales volume for the March quarter of 2002, and fiscal 2003 year-to-date volumes are 3.1 percent higher than prior year-to-date levels.

          The Company continued its ongoing strategic focus to strengthen its balance sheet and improve free cash flow. The Company ended the March quarter with cash on hand of $66.5 million, up $18.2 million compared to the December 2002 quarter, and continues to have no amounts outstanding under its bank credit facility. The Company's continuing ability to improve its cash position comes as a result of the continued generation of cash flows from operations and distributions of earnings from unconsolidated equity affiliates, reductions in working capital, and the utilization of the Company's state-of-the-art manufacturing and information technology to minimize capital expenditures.

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Unifi Announces Third Quarter Earnings - page 2

          Net income in the current quarter was positively impacted by pre-tax income of $3.2 million stemming from the equity in earnings of the Company's unconsolidated equity affiliates.

         Also included in the fiscal 2003 and 2002 March quarter results is a pre-tax benefit, included in cost of sales, of $7.4 million and $6.0 million, respectively, generated by the Company's manufacturing alliance with DuPont. Despite the continuance of the previously disclosed arbitration process between the two companies, Unifi's and DuPont's management continue to work diligently to maximize the benefits of the alliance.

        The Company has also reduced its provision, originally made in the June 2001 quarter in the amount of $15.0 million, for its 50% share of costs for severance and dismantlement, originally projected by DuPont, to close their Cape Fear plant. Now that this project is substantially complete, the Company's actual share of such costs is currently expected to be $11.5 million; accordingly, the Company has reflected a reduction of previously recorded amounts of $3.5 million in its consolidated statements of operations.

        Additionally, based upon decisions reached by the Arbitration panel to date and damages calculations recently submitted by Unifi and Dupont based upon these decisions, the Company believes that the damages associated with Dupont's original $85.0 million claim to be in the range of $2.0 million to $17.0 million, inclusive of interest. Accordingly, the Company has recorded a provision for damages in the amount of $2.0 million in the March 2003 quarter. It is expected that the Arbitration Panel will issue its final award prior to the end of May, and that the amount of such final damages could have a material effect on Unifi's results of operations. The Company has also included arbitration expenses, previously included in SG&A costs, as part of its arbitration costs and expenses in its consolidated statements of operations.

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Unifi Announces Third Quarter Earnings - page 3

Such expenses amounted to $0.4 million and $3.3 million for the quarter and nine months ended March 2003, respectively.

           As previously disclosed, the Arbitration Panel has reaffirmed its decision to dismiss $17.6 million of the aforementioned Dupont claim, as this claim was not properly brought before the Arbitration Panel. However, Dupont continues to pursue collection of this claim.

          In addition to the March 2003 quarter matters described above, the Company today announced broad, proactive changes that are described to restore the long-term profitability of its European operations through the restructuring of its operations and organization. These changes will result in the elimination of approximately 250 hourly and staff positions resulting in reductions of future operating costs of approximately $9.0 million annually. The amount of such charge is not yet determinable, but could be material to Unifi's results of operations and cash flows.

         Brian Parke, Unifi's chief executive officer, said, "We are extremely pleased with the contribution of both our global operations and our alliance and joint venture partners to the substantial improvement of this year's March quarter results compared to last year. Our network of partnerships and expanding global presence provides us with an agile and competitive business model that is poised to meet the challenges posed by weak economies, soft consumer demand, and aggressive imports.

         "On a global basis, strong market demand and increased market penetration, coupled with the high quality and consistency of our products, have allowed our operations in Brazil to continue to outperform expectations. We are also pleased by the progress made in product and quality upgrades in the Tuntex (Thailand) facility, which will allow Unifi Asia to take advantage of the relationships they have developed in the region.

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Unifi Announces Third Quarter Earnings - page 4

          Our strategy of strengthening our balance sheet will allow us to continue to weather the difficult operating environment facing the domestic textile industry. Our recently announced reorganization plans in the U.S. and Europe will reduce annual operating costs by approximately $29.0 million, and make us a leaner, flexible, and more responsive company. We will continue to explore further opportunities to reduce operating costs and improve operating efficiencies throughout the organization as we move forward. The Company expects to take a restructuring charge during the June quarter as a result of the changes announced in the U.S. and Europe.

          We will also continue to leverage favorable trade legislation in the Caribbean Basin and Andean regions to pursue additional growth opportunities. These regional trade agreements are extremely important to providing cost competitive solutions to our downstream customers when competing against Asian operations. The political and economic uncertainties throughout the world have increased interest in production in these regions, and Unifi will continue to be a leader in driving volume throughout the Americas."

         Unifi is one of the world's largest producers and processor of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread.

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Financial Statements to Follow

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Unifi Announces Third Quarter Earnings - page 5

UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)

	For the Quarter Ended		For The Year to Date Periods Ended	
	March 30, 2003	March 24, 2002	March 30, 2003	March 24, 2002
Net sales	$ 219,633	$ 213,501	$ 643,022	$ 658,182
Cost of sales	204,094	198,734	589,417	605,680
Selling, general & administrative expense	14,184	13,990	39,660	37,055
Interest expense	4,534	4,851	15,079	17,185
Interest income	(344)	(685)	(1,090)	(1,959)
Other (income) expense, net	(89)	(1,725)	(159)	(965)
Equity in (earnings) losses of unconsolidated affiliates	(3,209)	2,851	(9,366)	4,587
Minority interest (income) expense	(1,163)	-	2,408	861
Alliance plant closure costs	(3,486)	-	(3,486)	-
Arbitration costs and expenses	2,458	3	5,292	3
Income (loss) before income taxes and cumulative effect of accounting change	2,654	(4,518)	5,267	(4,265)
Provision (benefit) for income taxes	1,510	(937)	1,966	165
Income (loss) before cumulative effect of accounting change	1,144	(3,581)	3,301	(4,430)
Cumulative effect of accounting change (net of applicable income taxes of $8,420)	-	-	-	37,851
Net income (loss)	$ 1,144	$ (3,581)	$ 3,301	$ (42,281)
Earnings (losses) per common share - diluted:				
Income (loss) before cumulative effect of accounting change	$ 0.02	$ (0.07)	$ 0.06	$ (0.08)
Cumulative effect of accounting change	-	-	-	(0.71)
Net income (loss) per common share	$ 0.02	$ (0.07)	$ 0.06	$ (0.79)
Average diluted shares outstanding	53,794	53,735	53,818	53,728
Depreciation and amortization included above	$ 17,489	$ 20,047	$ 55,565	$ 59,480

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Unifi Announces Third Quarter Earnings - page 6

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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